EXHIBIT 5.1

WILLIAMS SECURITIES LAW FIRM, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348

July 16, 2012

Taylor Consulting, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 3,020,000 shares of Common Stock of Taylor Consulting, Inc. filed on May 8, 2012 (the "Stock").

In so acting,  we have examined and relied upon a review of corporate records consisting of of the Company’s filings with the State of Delaware and Written Actions of the Directors of the Company solely for factual matters as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Delaware.

Based on the foregoing, we are of the opinion that:

1.  The Stock is duly and validly issued, fully paid and nonassessable.

2.  The issuance of the Stock has been duly authorized.

We hereby consent to the discussion of this opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Very truly yours,

Williams Securities Law Firm, P.A.

/s/ Michael T. Williams, Esq.

By: Michael T. Williams, Esquire, President
For the Firm